Exhibit 5.1

Sonya F. Erickson

T: +1 206 452 8753

serickson@cooley.com

May 8, 2014

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

Ladies and Gentlemen:

We have acted as counsel to Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 4,234,403 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), including (a) 2,213,522 shares of Common Stock (the “2005 Shares”) pursuant to the Company’s 2005 Stock Plan (the “2005 Plan”), (b) 1,746,881 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (c) 274,000 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”, and together with the 2005 Plan and the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as will be in effect upon the closing of the Company’s initial public offering of its common stock and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM

Alder BioPharmaceuticals, Inc.

May 8, 2014

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2005 Shares, the 2014 Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2005 Plan, the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Sonya F. Erickson
Sonya F. Erickson

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM